Exhibit 99.1
PRESS RELEASE
Contacts:
James E. Green, Executive Vice President, Corporate Affairs
423-989-8125
David E. Robinson, Senior Director, Corporate Affairs
423-989-7045
FOR IMMEDIATE RELEASE
KING PHARMACEUTICALS REPORTS
YEAR-END AND FOURTH-QUARTER 2007 FINANCIAL RESULTS
REMOXY™ and ACUROX™ Anticipated to Achieve Significant
Development and Regulatory Milestones in 2008
BRISTOL, TENNESSEE, February 28, 2008 — King Pharmaceuticals, Inc. (NYSE:KG) announced today that total revenues increased 7% to a record high $2.14 billion during the year ended December 31, 2007, compared to $1.99 billion for 2006. Reported net income equaled $183 million and diluted earnings per share equaled $0.75 during the year ended December 31, 2007, compared to net income of $289 million and diluted earnings per share of $1.19 during the prior year. Excluding special items, net earnings increased to $476 million and diluted earnings per share increased to $1.95 for the twelve months ended December 31, 2007, from net earnings of $423 million and diluted earnings per share of $1.74 in 2006.
For the fourth quarter ended December 31, 2007, total revenues increased 4% to $533 million compared to $513 million in the fourth quarter of 2006. Reported net income equaled $43 million and diluted income per share equaled $0.18 during the fourth quarter of 2007, compared to net income of $37 million and diluted income per share of $0.15 in the same period of the prior year. Excluding special items, net earnings equaled $113 million and diluted earnings per share equaled $0.46 during the fourth quarter ended December 31, 2007, compared to net earnings of $99 million and diluted earnings per share of $0.41 in the fourth quarter of 2006.
Brian A. Markison, Chairman, President and Chief Executive Officer of King, stated, “Over the course of 2007, King successfully faced the challenges of a dynamic pharmaceutical marketplace. Thanks to the hard work of our management team and every member of our organization, we are effectively implementing our business strategy to enhance our market competitiveness, focusing on neuroscience, hospital and acute care medicines.”
Mr. Markison emphasized, “The pipeline of promising products we have built is important to our long-term strategy and we have diligently advanced our key projects. I am especially excited about the opportunities in our neuroscience franchise, as we have assembled a robust pipeline of innovative, effective pain-treatment products. These include REMOXY™ (long-acting oral oxycodone) and ACUROX™ Tablets (oxycodone HCl, niacin, and a unique combination of other ingredients), extended-release and immediate-release pain medicines that are designed to resist or deter common methods of abuse associated with many currently available painkillers.”
King is collaborating with Pain Therapeutics to develop up to four extended-release opioids for chronic pain that are designed to resist common methods of abuse, including REMOXY™ which has successfully completed its Phase III clinical trial program. Pain Therapeutics plans to file the

New Drug Application for REMOXY™ with the U.S. Food and Drug Administration in the second quarter of 2008. Similarly, King has an alliance with Acura Pharmaceuticals to develop a wide range of immediate-release opioids for acute pain that are designed to deter or resist common methods of abuse, including ACUROX™ Tablets which is expected to complete its pivotal Phase III clinical trial program in the second half of this year.
Dr. Eric Carter, Chief Science Officer of King, added, “Opioid analgesics play a very important role in the effective management of moderate to severe pain. However, abuse and misuse of these medicines represents a major area of concern among physicians, pharmacists, patients, and the health-care sector. At King, we are committed to addressing this important public health issue and the needs of our customers by offering pain medicines that are proven effective and incorporate safe and appropriate means to discourage abuse and misuse.”
Mr. Markison concluded, “These late-stage development products and the other potential products arising from these collaborations provide King with both near-term and long-term revenue opportunities. Our strong commitment to research and development, especially with respect to those initiatives that complement our neuroscience, hospital and acute care platforms, will continue as we increasingly leverage our core strengths, balance sheet and cash flow to further increase our presence in our key markets through business development.”
As of December 31, 2007, the Company’s cash and cash equivalents and investments in debt securities totaled approximately $1.4 billion. During the first quarter of 2008, King began converting its investments in debt securities to cash and, as of today, the Company has approximately $800 million in cash and cash equivalents. During the fourth quarter of 2007 and for the year ended December 31, 2007, the Company generated cash flow from operations of approximately $246 million and $673 million, respectively.
Joseph Squicciarino, King’s Chief Financial Officer, stated, “2007 was a successful year financially, as we generated record high revenue of over $2.1 billion and strong cash flow. We were also very active in business development, as we effectively leveraged our core capabilities and assets to strengthen our neuroscience and hospital franchises. We will continue to utilize a disciplined and rigorous approach with respect to our business development activities as we aggressively execute our long-term growth strategy in 2008.”
Net revenue from branded pharmaceuticals totaled $469 million for the fourth quarter of 2007, a 3% increase from the fourth quarter of 2006, and equaled $1.86 billion for the year ended December 31, 2007, an 8% increase from $1.72 billion during the prior year.
ALTACE® (ramipril) net sales totaled $158 million during the fourth quarter and $646 million for the year ended December 31, 2007, compared to $181 million during the fourth quarter and $653 million during the twelve months ended December 31, 2006.

Net sales of SKELAXIN® (metaxalone) totaled $114 million during the fourth quarter and $440 million for the year ended December 31, 2007, compared to $113 million during the fourth quarter and $415 million during the twelve months ended December 31, 2006.
THROMBIN-JMI® (thrombin, topical, bovine, USP) net sales totaled $69 million during the fourth quarter and $267 million for the year ended December 31, 2007, compared to $56 million during the fourth quarter and $247 million during the twelve months ended December 31, 2006.
Net sales of AVINZA® (morphine sulfate extended release) totaled $32 million during the fourth quarter and $109 million for the year ended December 31, 2007. The Company acquired AVINZA® on February 26, 2007.
Net sales of SONATA® (zaleplon) totaled $20 million during the fourth quarter and $79 million for the year ended December 31, 2007, compared to $22 million during the fourth quarter and $86 million during the twelve months ended December 31, 2006.
LEVOXYL® (levothyroxine sodium tablets, USP) net sales totaled $32 million during the fourth quarter and $100 million for the year ended December 31, 2007, compared to $27 million during the fourth quarter and $112 million during the twelve months ended December 31, 2006.
King’s Meridian Medical Technologies business contributed revenue totaling $42 million during the fourth quarter of 2007 and $184 million for the twelve months ended December 31, 2007, compared to $32 million during the fourth quarter and $165 million during the twelve months ended December 31, 2006.
Royalty revenues, derived primarily from ADENOSCAN® (adenosine), totaled $22 million during the fourth quarter of 2007 and $83 million for the year ended December 31, 2007.
Webcast Information
King will conduct a webcast today which may include discussion of the Company’s marketed products, pipeline, strategy for growth, financial results and expectations, and other matters relating to its business. Interested persons may listen to the webcast on Thursday, February 28, 2008, at 11:00 a.m., E.S.T., by clicking the following link to register and then joining the live event with the same URL:
http://www.kingpharm.com/web_casts.asp
If you are unable to participate during the live event, the webcast will be archived on King’s web site at the same link for not less than 30 days after the webcast.
About Special Items
Under Generally Accepted Accounting Principles (“GAAP”), reported “net earnings” and “diluted earnings per share” include special items. In addition to the reported results determined in accordance with GAAP, King provides its net earnings and diluted earnings per share results for the quarters and twelve months ended December 31, 2007 and 2006, excluding special items. These non-GAAP financial measures exclude special items which are those particular material income or expense items that King considers to be unrelated to the Company’s ongoing, underlying business, non-recurring, or not generally predictable. Such items include, but are not limited to, merger and restructuring expenses; non-capitalized expenses associated with acquisitions, such as in-process research and development charges and inventory valuation adjustment charges; charges resulting from the early extinguishment of debt; asset impairment charges; expenses of drug recalls; and gains and losses resulting from the divestiture of assets. King believes the identification of special items enhances the analysis of the Company’s ongoing, underlying business and the analysis of the Company’s financial results when comparing those results to that of a previous or subsequent like period. However, it should be noted that the determination of whether to classify an item as a special item involves judgments by King’s management. A reconciliation of non-GAAP financial measures referenced herein and King’s reported financial results determined in accordance with GAAP is provided below.
About King Pharmaceuticals
King, headquartered in Bristol, Tennessee, is a vertically integrated branded pharmaceutical company. King, an S&P 500 Index company, seeks to capitalize on opportunities in the pharmaceutical industry through the development, including through in-licensing arrangements and acquisitions, of novel branded prescription pharmaceutical products in attractive markets and the strategic acquisition of branded products that can benefit from focused promotion and marketing and product life-cycle management.
Forward-looking Statements
This release contains forward-looking statements which reflect management’s current views of future events and operations, including, but not limited to, statements pertaining to the expected filing of a New Drug Application (“NDA”) for REMOXY™ with the U.S. Food and Drug Administration (“FDA”) in 2008; statements pertaining to the expected timetable for completion of the ACUROX™ Tablets Phase III clinical trial program; statements pertaining to the Company’s plan to continue enhancing its platforms and presence in neuroscience, hospital and acute care; statements pertaining to the Company’s expected business development activities; and statements pertaining to the Company’s planned webcast to discuss its fourth-quarter and year-end 2007 results. These forward-looking statements involve certain significant risks and uncertainties, and actual results may differ materially from the forward-looking statements. Some important factors which may cause actual results to differ materially from the forward-looking statements include dependence on the future level of demand for and net sales of King’s branded pharmaceutical products; dependence on King’s ability to successfully market its branded pharmaceutical products; dependence on King’s ability to increase its presence in its targeted specialty driven markets; dependence on King’s ability to continue to acquire branded pharmaceutical products, including products in development; dependence on King’s ability to continue to successfully execute the Company’s strategy and to continue to capitalize on strategic opportunities in the future for sustained long-term growth; dependence on King’s ability to successfully integrate its acquisitions; dependence on the Company’s ability to continue to advance the development of its pipeline products as planned; dependence on the high cost and uncertainty of research, clinical trials, and other development activities involving pharmaceutical products in which King has an interest; dependence on the successful development and commercialization of ACUROX™ Tablets; dependence on whether the NDA for REMOXY™ is filed with the FDA during the planned timeframe; dependence on the unpredictability of the duration and results of the FDA’s review of Investigational New Drug applications (“IND”), NDAs, and Abbreviated New Drug Applications (“ANDA”) and/or the review of other regulatory agencies worldwide that relate to those projects; dependence on the availability and cost of raw materials; dependence on no material interruptions in supply by contract manufacturers of King’s products; dependence on the potential effect on sales of the Company’s existing branded pharmaceutical products as a result of the potential development and approval of a generic substitute for any such product or other new competitive products; dependence on the potential effect of future acquisitions and other transactions pursuant to the Company’s growth strategy; dependence on King’s compliance with FDA and other government regulations that relate to the Company’s business; dependence on King’s ability to conduct its webcast as currently planned on February 28, 2008; dependence on changes in general economic and business conditions; changes in current pricing levels; changes in federal and state laws and regulations; changes in competition; unexpected changes in technologies and technological advances; and manufacturing capacity constraints. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the “Risk Factors” section and other sections of King’s Form 10-K for the year ended December 31, 2006 and Form 10-Q for the quarter ended September 30, 2007, which are on file with the U.S. Securities and Exchange Commission. King does not undertake to publicly update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

KING PHARMACEUTICALS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$20,009	$113,777
Investments in debt securities	1,344,980	890,185
Marketable securities	1,135	—
Accounts receivable, net	183,664	265,467
Inventories	110,308	215,458
Deferred income tax assets	100,138	81,991
Income tax receivable	20,175	—
Prepaid expenses and other current assets	39,245	106,595

Total current assets	1,819,654	1,673,473

Property, plant and equipment, net	257,093	307,036
Intangible assets, net	780,974	851,391
Goodwill	129,150	121,152
Deferred income tax assets	343,700	271,554
Marketable securities	—	11,578
Other assets	96,251	93,347

Total assets	$3,426,822	$3,329,531

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$76,481	$77,158
Accrued expenses	376,604	510,137
Income taxes payable	—	30,501
Total current liabilities	453,085	617,796

Long-term debt	400,000	400,000
Other liabilities	62,980	23,129

Total liabilities	916,065	1,040,925

Commitments and contingencies
Shareholders’ equity:
Common shares no par value, 600,000,000 shares authorized, 245,937,709 and 243,151,223 shares issued and outstanding, respectively	1,283,440	1,244,986
Retained earnings	1,225,360	1,043,902
Accumulated other comprehensive income (loss)	1,957	(282)

Total shareholders’ equity	2,510,757	2,288,606

Total liabilities and shareholders’ equity	$3,426,822	$3,329,531

KING PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2007	2006	2007	2006
REVENUES:
Total revenues	$533,272	$512,914	$2,136,882	$1,988,500

OPERATING COSTS AND EXPENSES:
Cost of revenues, exclusive of depreciation, amortization and impairments shown below	109,424	113,883	458,514	419,808
Excess purchase commitment	731	—	25,363	—
Excess inventory reserve	21,634	—	78,812	—
Contract termination	—	—	3,845	—

Total cost of revenues	131,789	113,883	566,534	419,808

Selling, general and administrative, exclusive of co-promotion fees	125,567	130,465	509,168	450,982
Special legal and professional fees	1,412	1,142	2,135	105
Arbitration settlement	—	45,128	—	45,128
Co-promotion fees	37,278	55,135	179,731	217,750

Total selling, general, and administrative expense	164,257	231,870	691,034	713,965

Depreciation and amortization	59,125	35,318	166,874	144,591
Accelerated depreciation	1,886	1,486	6,989	2,958
Research and development	44,910	40,665	149,425	143,596
Research and development-In-process upon acquisition	32,010	—	35,310	110,000
Asset impairments	377	47,563	223,025	47,842
Restructuring charges	49,444	—	70,178	3,194

Total operating costs and expenses	483,798	470,785	1,909,369	1,585,954

OPERATING INCOME	49,474	42,129	227,513	402,546
OTHER INCOME:
Interest expense	(2,148)	(1,932)	(7,818)	(9,857)
Interest income	14,030	9,310	42,491	32,152
Loss on investment	(1,138)	—	(11,591)	—
(Loss) gain on early extinguishment of debt	—	(70)	—	628
Other, net	904	(544)	223	(1,157)

Total other income	11,648	6,764	23,305	21,766

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	61,122	48,893	250,818	424,312
Income tax expense	18,290	11,799	67,600	135,730

INCOME FROM CONTINUING OPERATIONS	42,832	37,094	183,218	288,582

DISCONTINUED OPERATIONS
(Loss) income from discontinued operations	(18)	(203)	(369)	572
Income tax (benefit) expense	(7)	(73)	(132)	205

Total (loss) income from discontinued operations	(11)	(130)	(237)	367

NET INCOME	$42,821	$36,964	$182,981	$288,949

Basic net income per common share	$0.18	$0.15	$0.75	$1.19

Diluted net income per common share	$0.18	$0.15	$0.75	$1.19

Shares used in basic net income per share	243,162	242,298	242,854	242,196
Shares used in diluted net income per share	244,091	243,062	244,129	242,799

KING PHARMACEUTICALS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
EXCLUDING SPECIAL ITEMS — NON GAAP
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2007	2006	2007	2006
REVENUES:
Total revenues	$533,272	$512,914	$2,136,882	$1,988,500

OPERATING COSTS AND EXPENSES:
Cost of revenues, exclusive of depreciation and amortization	109,424	113,883	458,514	419,808

Selling, general and administrative, exclusive of co-promotion fees	125,567	130,465	509,168	450,982
Co-promotion fees	37,278	55,135	179,731	217,750

Total selling, general, and administrative expense	162,845	185,600	688,899	668,732

Depreciation and amortization	59,125	35,318	166,874	144,591
Research and development	44,910	40,665	149,425	143,596

Total operating costs and expenses	376,304	375,466	1,463,712	1,376,727

OPERATING INCOME	156,968	137,448	673,170	611,773
OTHER INCOME:
Interest expense	(2,148)	(1,932)	(7,818)	(9,857)
Interest income	14,030	9,310	42,491	32,152
Other, net	904	(544)	223	(1,157)

Total other income	12,786	6,834	34,896	21,138

INCOME BEFORE INCOME TAXES	169,754	144,282	708,066	632,911
Income tax expense	56,781	45,532	231,726	210,222

NET INCOME	$112,973	$98,750	$476,340	$422,689

Basic net income per common share	$0.46	$0.41	$1.96	$1.75

Diluted net income per common share	$0.46	$0.41	$1.95	$1.74

Shares used in basic net income per share	243,162	242,298	242,854	242,196
Shares used in diluted net income per share	244,091	243,062	244,129	242,799

KING PHARMACEUTICALS, INC.
RECONCILIATION OF NON-GAAP MEASURES
(in thousands, except per share data)
(Unaudited)
The following tables reconcile Non-GAAP measures to amounts reported under GAAP:

	Three Months Ended		Twelve Months Ended
	December 31, 2007		December 31, 2007
	(Unaudited)	EPS		EPS
Net income, excluding special items	$112,973		$476,340
Diluted income per common share, excluding special items		$0.46		$1.95
SPECIAL ITEMS:
Excess purchase commitment (cost of revenues)	(731)	(0.00)	(25,363)	(0.10)
Contract termination (cost of revenues)	—	—	(3,845)	(0.02)
Excess inventory reserve (cost of revenues)	(21,634)	(0.09)	(78,812)	(0.32)
Special legal and professional fees (selling, general, and administrative)	(1,412)	(0.01)	(2,135)	(0.01)
Accelerated depreciation (other operating costs and expenses)	(1,886)	(0.01)	(6,989)	(0.03)
Research and development -In-process upon acquisition (other operating costs and expenses)	(32,010)	(0.13)	(35,310)	(0.14)
Asset impairments (other operating costs and expenses)	(377)	(0.00)	(223,025)	(0.91)
Restructuring charges (other operating costs and expenses)	(49,444)	(0.20)	(70,178)	(0.29)
Loss on investment (other income)	(1,138)	(0.00)	(11,591)	(0.05)
Loss from discontinued operations	(18)	(0.00)	(369)	(0.00)

Total special items before income taxes	(108,650)	(0.44)	(457,617)	(1.87)
Income tax benefit from special items	38,498	0.16	164,258	0.67

Net income	$42,821		$182,981

Diluted income per common share, as reported under GAAP		$0.18		$0.75

	Three Months Ended		Twelve Months Ended
	December 31, 2006		December 31, 2006
	(Unaudited)	EPS		EPS
Net income, excluding special items	$98,750		$422,689
Diluted income per common share, excluding special items		$0.41		$1.74
SPECIAL ITEMS:
Special legal and professional fees (selling, general, and administrative)	(1,142)	(0.00)	(105)	(0.00)
Arbitration settlement (selling, general, and administrative)	(45,128)	(0.19)	(45,128)	(0.19)
Accelerated depreciation (other operating costs and expenses)	(1,486)	(0.01)	(2,958)	(0.01)
Research and development-In-process upon acquisition (other operating costs and expenses)	—	—	(110,000)	(0.45)
Asset impairments (other operating costs and expenses)	(47,563)	(0.20)	(47,842)	(0.20)
Restructuring charges (other operating costs and expenses)	—	—	(3,194)	(0.01)
(Loss) gain on early extinguishment of debt (other income)	(70)	(0.00)	628	0.00
(Loss) income from discontinued operations	(203)	(0.00)	572	0.00

Total special items before income taxes	(95,592)	(0.40)	(208,027)	(0.86)
Income tax benefit from special items	33,806	0.14	74,287	0.31

Net income	$36,964		$288,949

Diluted income per common share, as reported under GAAP		$0.15		$1.19

KING PHARMACEUTICALS, INC.
SUMMARY RECONCILIATION OF SPECIAL ITEMS
FOR THE FOURTH QUARTERS ENDED DECEMBER 31, 2007 AND 2006
King recorded special items during the fourth quarter ended December 31, 2007, resulting in a net charge of $109 million, or $70 million net of tax, primarily due to (i) a restructuring charge totaling $49 million related to the Company’s accelerated strategic shift, (ii) a $32 million charge for acquired in-process research and development associated with King’s entry into a strategic collaboration with Acura Pharmaceuticals to develop and commercialize immediate release opioid products, and (iii) charges of $22 million primarily related to the impaired value of raw material inventory and related contracts associated with Altace®.
During the fourth quarter ended December 31, 2006, King recorded special items resulting in a net charge of $96 million, or $62 million net of tax, primarily due to (i) an intangible asset impairment charge totaling $48 million related to Intal® and Tilade®, and (ii) a $45 million charge for an arbitration award liability arising from the Company’s termination of a Sonata® development agreement.

KING PHARMACEUTICALS, INC.
SUMMARY RECONCILIATION OF SPECIAL ITEMS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
King recorded special items during the year ended December 31, 2007, resulting in a net charge of $458 million, or $293 million net of tax, primarily due to (i) a charge totaling $146 million related to the impaired value of the intangible assets associated with ALTACE®, (ii) charges totaling $104 million primarily related to the impaired value of raw material inventory and related contracts associated with ALTACE®, (iii) a restructuring charge totaling $70 million related to the Company’s accelerated strategic shift, (iv) an impairment charge totaling $46 million related to the Company’s sale of its Rochester, Michigan sterile manufacturing facility and certain legacy branded products, (v) a $35 million charge for acquired in-process research and development primarily associated with King’s entry into a strategic collaboration with Acura Pharmaceuticals to develop and commercialize immediate release opioid products, and (vi) an impairment charge totaling $29 million related to Intal® and Tilade® as a result of the Company’s decision to no longer pursue the development of a new formulation of Intal® utilizing HFA as a propellant.
During the year ended December 31, 2006, King recorded special items resulting in a net charge of $208 million, or $134 million net of tax, primarily due to (i) a $110 million charge for acquired in-process research and development associated with King’s entry into a strategic collaboration with Arrow and certain of its affiliates to commercialize novel formulations of ramipril, (ii) an intangible asset impairment charge totaling $48 million related to Intal® and Tilade®, and (iii) a $45 million charge for an arbitration award liability arising from the Company’s termination of a Sonata® development agreement.
EXECUTIVE OFFICES
KING PHARMACEUTICALS, INC.
501 FIFTH STREET, BRISTOL, TENNESSEE 37620